                                                                 Exhibit 4-e-2
                                                                         -----

                                   [LOGO]
                     METROPOLITAN LIFE INSURANCE COMPANY
               A Mutual Company Incorporated in New York State
              One Madison Avenue-New York, New York 10010-3690

Contractholder

                      Trustees of Allen-Bradley Employee
                              Savings Plan Trust


Group Annuity Contract No.                Issue Date

                13380                           November 18, 1992


In Consideration of the Contractholder's payments under this Contract,

                     METROPOLITAN LIFE INSURANCE COMPANY
                                 ("MetLife")

Agrees to make payments, and to pay annuities bought, under this Contract in accordance with and subject to its terms.

Therefore, the Contractholder and MetLife execute this Contract in duplicate to take effect as of the Issue Date.

Trustees of Allen-Bradley                 Metropolitan Life Insurance Company
Employee Savings Plan Trust
------------------------------------      /s/ ROBERT G. SCHWARTZ                /s/ NICHOLAS D. LATRENTA

/s/ GENE R. STEVENS                       Robert G. Schwartz                    Nicholas D. Latrenta
------------------------------------      Chairman of the Board, President      Vice-President and Secretary
Signature                                   and Chief Executive Officer

  Trustee
------------------------------------
Title

[Illegible]                               /s/ T. A. Burger
------------------------------------      --------------------------------------
Witness                                   Registrar

  3/17/93                                   March 25, 1993
------------------------------------      --------------------------------------
Date                                      Date

  Milwaukee, WI                             New York, N.Y.
------------------------------------      --------------------------------------
City and State                            City and State


ALTHOUGH THIS IS A PARTICIPATING CONTRACT, METLIFE DOES NOT ANTICIPATE THAT THIS CONTRACT WILL BE ENTITLED TO ANY DIVIDEND. SEE SECTION 6.1.

               Defined Contribution Plan Accumulation Contract
                          Nonparticipating Annuities

Form G.2440K

                                  CONTENTS

Section                                                             Page
 1.     INTRODUCTION ................................................2

 2.     RELATION BETWEEN PLAN AND CONTRACT
        2.1 General Understanding ...................................3
        2.2 Changes in Plan's Terms and Operation; Competing Plan ...3

 3.     PAYMENTS TO METlIFE
        3.1 Payments for Addition to the Plan Reserve Account .......8
        3.2 Interest Rates ..........................................8
        3.3 Payment of Expenses .....................................8
        3.4 Grace Period ............................................9

 4.     PAYMENTS BY METlIFE
        4.1 Reports of Plan Benefits and Transfers .................10
        4.2 Withdrawals from Plan Reserve Account ..................10
        4.3 Application of the Plan Reserve Account Withdrawals ....11

 5.     ANNUITIES
        5.1 Annuity Purchases ......................................12
        5.2 Stipulated Payments ....................................12
        5.3 Certificates ...........................................12
        5.4 Misstatements ..........................................13

 6.     GENERAL PROVISIONS
        6.1 Participation; Dividends ...............................14
        6.2 Entire Contract ........................................14
        6.3 Assignment or Alienation ...............................14
        6.4 Liability for Payments .................................15
        6.5 Communications; Payments ...............................15
        6.6 Information to be Furnished ............................15
        6.7 Termination of Contract ................................15

 7.     STIPULATED PAYMENTS ........................................16

Section 1. Introduction

1.1 "Plan" means the Qualified Plans participating in Allen-Bradley Employee Savings Plan Trust that cover the salaried, hourly and represented hourly employees of the Allen-Bradley Company. The Contractholder has given MetLife a copy of the Plan as in effect on the Issue Date. The Plan is mentioned for reference purposes only. MetLife is not a party to the Plan.

1.2 "Plan Reserve Account" means the account MetLife will establish under this Contract and to which it will add Contractholder payments of Plan contributions.

1.3 "Qualified Plan" means a plan that meets the requirements for qualification under Section 401 of the United States Internal Revenue Code or that is a governmental plan, as defined in Section 414 (d) of such Code, established by an employer for the exclusive benefit of its employees or their beneficiaries and under which it is impossible before the satisfaction of all liabilities with respect to such employees and their beneficiaries for any part of the corpus or income to be diverted to purposes other than for their exclusive benefit. The Contractholder represents that the Plan is a Qualified Plan as of the Issue Date.

Form G.2440K                                                                2

Section 2. Relation Between Plan and Contract

2.1     General Understanding

        The Plan permits contributions made thereunder to be paid to an insurance company under a contract of this type. However, the existence of this Contract between the Contractholder and MetLife does not cause MetLife to be a fiduciary of the Plan.

        The Contractholder and MetLife agree as follows:

        (1) As of the Issue Date of this Contract the Plan has certain provisions and/or related administrative practices applicable to contributions by and on behalf of participants, and payments to participants or their beneficiaries because of retirement, termination of employment, disability, death or in-service withdrawals. References in this Contract to the Plan's provisions mean, unless MetLife agrees otherwise, such provisions and/or administrative practices as in effect on the Issue Date.

            As used in this Contract, "termination of employment" does not include either (i) transfer or other change of employment from an employer to a parent, subsidiary or any company under common ownership or control with the employer, or (ii) any change of employers as the result of the spin-off, sale or merger of any unit of the employer or Plan sponsor.

        (2) Participants will exercise their own independently determined judgments, without influence or direction by the Contractholder, employer or Plan sponsor, in regard to their actions under the Plan. Upon request by MetLife, the Contractholder will furnish it with copies of communications to participants concerning the Plan.

2.2     Changes in Plan's Terms and Operation; Competing Plan

        The Contractholder agrees to furnish MetLife promptly with a copy of each amendment to the Plan that takes effect after the Issue Date and to notify MetLife promptly if the Plan is determined not to be a Qualified Plan.

        If the Plan is amended so that its terms no longer conform to those set out in Section 2.1, or if in practice the Plan is administered in a manner that has the substantive effect of changing the Plan's terms or administration from that set out in Section 2.1, or if any of the agreements expressed in Section 2.1 or this Section 2.2 is breached, or if the Contractholder has not made any payment specified in Section 3.1 by the end of the Grace Period

Form G.2440K                                                                3
        or any report specified in Section 4, or if the Plan is determined not to be a Qualified Plan, MetLife will have the right as of the effective date of such Plan amendment, administrative change or breach of agreement, or as of the end of the Grace Period in which the Contractholder did not make the required payment, or as of the date the Contractholder did not make the required report or MetLife learns that the Plan is no longer a Qualified Plan, to do any or all of the following:

        (a) If the Plan is amended so that its terms no longer conform to those set out in Section 2.1, or if in practice the Plan is administered in a manner that has the substantive effect of changing the Plan's terms or administration from that set out in
            Section 2.1, and MetLife determines that such amendment or administrative change would adversely affect MetLife's financial experience under this Contract, the following provisions will apply:

              (i) If MetLife determines that such amendment or change would increase the amount of payments MetLife would have to make under this Contract or change the interval between such payments, MetLife will make only the payments that MetLife determines would have been made if the amendment or change had not been made.

             (ii) If MetLife determines that such amendment or change would decrease the amount of payments MetLife would have to make under this Contract or change the interval between such payments, MetLife will determine the additional amounts that it will withdraw from the Plan Reserve Account and pay to the Contractholder so that the aggregate of all payments made by MetLife under this Contract would be the same as the payments that would have been made under this Contract had the amendment or change not been made.

            (iii) If such amendment or change occurs before December 1, 1993 and
                  MetLife determines that such amendment or change would increase the amount of payments to be paid to MetLife under this Contract or change the interval between such payments, MetLife will not accept under this Contract any payment that in MetLife's determination is attributable to the amendment or change nor will the Contractholder be obligated to pay to MetLife under Section 3.1 the amounts MetLife determines are attributable to such amendment or change.

Form G.2440K                                                                4

             (iv) If such amendment or change occurs before December 1, 1993 and MetLife determines that such amendment or change would decrease the amounts paid to MetLife under this Contract or change the interval between such payments, MetLife will reduce the rate of interest it will thereafter credit on amounts in the Plan Reserve Account to the extent necessary to compensate MetLife for the loss or losses MetLife determines in connection with such decreased amount of payments. In no event will any such reduction cause the rate of return under Section 3.2 to be less than a rate, compounded daily, equivalent to an effective annual rate of 4.88%.

        (b) If the Contractholder has not made any payment specified in Section
            3.1 by the end of the Grace Period or any report specified in
            Section 4, or if the Plan is determined not to be a Qualified Plan, or if any of the agreements expressed in Section 2.1 or this
            Section 2.2 is breached, and MetLife determines that such event would adversely affect MetLife's financial experience under this Contract, MetLife will have the right to charge the Contractholder and, to the extent not paid by the Contractholder, to withdraw from the Plan Reserve Account, the amount necessary to compensate MetLife for the loss or losses MetLife in its sole discretion determines in connection with an event described in this item (b).

        If MetLife exercises its rights under the foregoing items (a) and (b) and within 90 days thereof the Contractholder and MetLife agree upon an alternative arrangement, then MetLife will rescind its action or actions under said items upon such agreement. No action by MetLife under said items (a) and (b) will exceed that necessary to avoid an impairment of MetLife's financial experience under this Contract. In any event MetLife will provide the Contractholder with sufficient information to substantiate MetLife's action.

        If the Contractholder, employer or Plan sponsor establishes another pension or profit sharing plan or program to which participants contribute, or any plan or program to which participants contribute and which contains a savings element, or amends an existing plan or program so that it falls within the foregoing description, and if such plan or program is available to participants eligible for the Plan, or if the employer agrees to make payroll deductions for another plan or program (whether or not established by the employer) as described in this paragraph on account of participants eligible for the Plan, then MetLife will have the right to deem such action to be a change in the Plan's terms as contemplated by the second paragraph of this

Form G.2440K                                                                5

        Section 2.2 and so permit MetLife to exercise its rights under item (a) of said second paragraph.

        If a spin-off, sale or merger of any unit of the employer or Plan sponsor occurs, and if with respect to Plan participants employed by that unit

          (i) such Plan participants become participants under a defined contribution plan adopted by the successor employer (the "Successor Plan"),

         (ii) the Successor Plan provisions conform to those represented to MetLife for the Plan pursuant to Section 2.1 of this Contract, and

        (iii) the successor employer applies to MetLife for a guaranteed interest contract issued in connection with the Successor Plan (the "Clone Contract") to receive, at issue, designated amounts which had been added to the Plan Reserve Account under this Contract, then MetLife will, upon mutual agreement with the successor employer, do the following:

        (a) Issue the Clone Contract to the new contractholder in accordance with MetLife's underwriting guidelines for contracts in the class to which this Contract belongs.

        (b) Amend this Contract to effect the withdrawal and transfer to the Clone Contract of the portion of the Plan Reserve Account attributable to Plan participants employed by the successor employer.

        (c) Assess a one-time expense charge in connection with the issuance of the Clone Contract and the corresponding amendment of this Contract.

        However, if MetLife and the successor employer do not reach a mutual agreement for the issuance of a Clone Contract, then MetLife will apply the provisions of the next following paragraph separately to each business-related event that would otherwise have resulted in the issuance of a Clone Contract.

        If a Plan or business-related event causes a group of participants eligible on the Issue Date to be thereafter excluded from eligibility, and if as a result of such exclusion withdrawals are to be made on account of such participants, the Contractholder will (i) promptly advise MetLife of any such event and (ii) as soon as practicable thereafter request MetLife to withdraw from the Plan Reserve Account this Contract's share (see Section 4.1) of the amounts

Form G.2440K                                                                6
        needed to accommodate such event. The Contractholder will identify to MetLife amounts to be withdrawn for each such event. MetLife will determine the ratio of the amount of each such withdrawal to the amount in the Plan Reserve Account as of the date prior to the day such withdrawal is to be paid. So long as the sum of all such ratios attributable to all such events, determined since the Issue Date, expressed as a percentage, does not exceed 5%, MetLife will make application of such withdrawals in accordance with item (a) or (b) of
        Section 4.3. If an event would cause the sum of these percentages to exceed 5%, then MetLife will deem such event to be a change in the Plan's terms as contemplated by the second paragraph of this Section
        2.2 and so permit MetLife to exercise its rights under subitems (i) and
        (iv) of said second paragraph. This paragraph does not apply to events, such as layoffs and plant closings, that result in bona fide termination of employment for participants.

        If the Plan is extended to a group of participants not eligible on the Issue Date, MetLife will not accept under this Contract any payment on account of such group of participants, nor will the Contractholder be obligated to pay to MetLife under Section 3.1 any payment on account of such group of participants unless otherwise agreed upon by the Contractholder and MetLife.

Form G.2440K                                                                7

Section 3. Payments to MetLife

3.1     Payments for Addition to the Plan Reserve Account

        The Contractholder will pay to MetLife under this Contract the following:

        (a) An aggregate amount of approximately $38,000,000.00 on December 1, 1992.

        (b) One hundred percent of the Gross Contributions to the Plan made during each week after November 30, 1992 and before December 1, 1993. Such Contributions will be paid to MetLife promptly after the date any such Contribution is made.

        MetLife will add each such payment to the Plan Reserve Account as of the date of MetLife's receipt of the payment.

        As used in this Contract, the term Gross Contributions means for any week the amounts contributed to the Plan, pursuant to the Plan provisions referred to in Section 2.1, during that week.

3.2     Interest Rates

        MetLife will credit interest on amounts while in the Plan
        Reserve Account. Interest will be credited from the date of addition up to, but not including, the date of withdrawal from the Plan Reserve Account.

        Any rate of interest specified in this Section 3.2 is subject to reduction as provided in Section 2.2.

        Such interest will be credited at a rate, compounded daily, equivalent to an effective annual rate of 6.88% which will be the rate of return under this Contract on amounts while in the Plan Reserve Account.

3.3     Payment of Expenses

        The administrative expenses allocated to this Contract will be as follows:

        MetLife will determine the administrative expense charges allocated to this Contract if MetLife performs administrative services under this Contract at the Contractholder's request that are not taken into account by MetLife under this Contract. MetLife will notify the Contractholder after the completion of such services of the amount of the expense charges due.

Form G.2440K                                                                8

        The Contractholder will, upon receipt of notice of the amount of such expense charges, pay MetLife such amount. MetLife will not add any such payment to the Plan Reserve Account. To the extent the Contractholder does not pay all or any portion of such amount within the Grace Period, MetLife will have the right to withdraw the unpaid amount from the Plan Reserve Account.

3.4     Grace Period

        The Contractholder will have a Grace Period of 31 days within which to pay MetLife any amount, except the first amount, payable under this Contract.

Form G.2440K                                                                9

Section 4. Payments by MetLife

4.1     Reports of Plan Benefits and Transfers

        The Contractholder will promptly report to MetLife under this Contract the following:

        (a) Before December 1, 1993, the amount of each Gross Withdrawal from the Plan made during each calendar quarter after November 30, 1992 and before December 1,1993.

        (b) After November 30, 1992 and provided all amounts in the Plan attributable to amounts contributed to the Plan after November 30, 1993 have been exhausted, the amount of each Gross Withdrawal from the Plan made during each calendar quarter after November 30, 1993.

        In such report, the Contractholder will also specify the application of any such amount under Section 4.3.

        As used in this Contract, the term Gross Withdrawal means for any calendar quarter the amounts withdrawn from the Plan, pursuant to the Plan provisions referred to in Section 2.1, during that month. Fixed Income Fund, pursuant to such provisions, during that calendar quarter.

        For purposes of item (b) of this Section 4.1, any amounts attributable to the Plan paid to another guaranteed interest contract issued in connection with, or other funding vehicle purchased for, the Plan after November 30, 1993 will be deemed amounts contributed to the Plan after November 30, 1993. In addition, such funding vehicle will not be considered exhausted because of the bankruptcy, insolvency or other failure to act of the bank, insurance company or other entity providing it.

4.2     Withdrawals from Plan Reserve Account

        MetLife will withdraw from the Plan Reserve Account each amount the Contractholder reports under Section 4.1.

        MetLife will make each withdrawal from the Plan Reserve Account under this Section 4.2 as of the date the Contractholder specifies in its report under Section 4.1, except that MetLife will not make any withdrawal as of a date before the date MetLife receives the Contractholder's report.

Form G.2440K                                                               10

        In addition to any withdrawal on account of a report under
        Section 4.1, MetLife will withdraw the entire amount remaining in the Plan Reserve Account on November 30, 1997.

        If the date any withdrawal would otherwise be made is a day on which MetLife, MetLife's bank or the payee is not open for business, such withdrawal will be made on the next following date on which all such parties are open for business.

        In no event will any withdrawal from the Plan Reserve Account exceed the total amount in the Plan Reserve Account.

4.3     Application of the Plan Reserve Account Withdrawals

        MetLife will apply each amount withdrawn from the Plan Reserve
        Account under Section 4.2 in one of, or a combination of, the following ways, as the Contractholder specifies:

        (a) To buy immediate annuities under this Contract on account of persons entitled to Plan benefits.

        (b) To provide a payment to the Contractholder or, upon agreement between the Contractholder and MetLife, to a payee the Contractholder names.

        If the amount withdrawn from the Plan Reserve Account under
        Section 4.2 exhausts the Plan Reserve Account and if there are then any charges under Section 3.3 not previously paid by the Contractholder, then notwithstanding the first paragraph of this Section 4.3, MetLife will deduct such charges from the amount withdrawn from the Plan Reserve Account before making any application under the foregoing item
        (a) or (b).

Form G.2440K                                                               11

Section 5. Annuities

5.1     Annuity Purchases

        At the Contractholder's option, all or part of any amount payable under Section 4 may be used to buy annuities under this Contract for persons entitled to Plan benefits.

        The Contractholder will report the following information to MetLife for each person on whose account an annuity is to be bought under this Contract.

        (a) The date as of which payment of the annuity is to commence. Such date will be the Annuity Commencement Date. The Annuity Commencement Date may not be more than 60 days after the date of the Contractholder's report. If MetLife receives the report less than 30 days before the date reported as the Annuity Commencement Date, MetLife will have the right to make the Annuity Commencement Date the first day of the month next following the date reported by the Contractholder.

        (b) The amount to be applied as a Stipulated Payment to buy the annuity.

        (c) The form of annuity to be bought.

        (d) The name, sex, date of birth and any other relevant data for each annuitant.

5.2     Stipulated Payments

        Stipulated Payments are the amounts required to buy annuities under this Contract. As of the Issue Date, the Stipulated Payments to buy annuities are those set forth in Section 7. MetLife may change such Stipulated Payments on the first anniversary of the Issue Date and at any time thereafter. No such change will be made within one year of any previous change. MetLife will give the Contractholder at least 90 days notice of any change in Stipulated Payments.

5.3     Certificates

        MetLife will issue to the Contractholder, for delivery to each annuitant, a certificate outlining the benefits payable under the annuity.

        Any certificate or certificate rider issued under this Contract that contains MetLife's name in the space provided for execution thereof will be

Form G.2440K                                                               12
        considered as certified by MetLife as fully as if the signature of one of its officers appeared in such space.

5.4     Misstatements*

        If the age or sex or any other relevant fact relating to any annuitant is found to be misstated, MetLife will not pay a greater amount of annuity than that provided by the actual Stipulated Payment and the correct information. Any overpayment or underpayment of an annuity will, together with interest, be deducted from or added to, respectively, future annuity payments. The interest rate will be that used to determine the Stipulated Payment.

        *SEE ENDORSEMENT FORM G.7812-28

Form G.2440K                                                               13

Section 6. General Provisions

6.1     Participation; Dividends

        This Contract is a participating contract except that the financial experience of annuities bought under this Contract will not be considered in determining this Contract's financial experience. MetLife will determine annually any dividend to which this Contract may be entitled. However, in view of the manner in which MetLife determines the rates of interest credited under this Contract on amounts in the Plan Reserve Account, MetLife does not anticipate that this Contract will be entitled to any dividend. Any dividend will be paid to the payee the Contractholder names.

6.2     Entire Contract

        This Contract is the entire contract between the parties. The Contractholder's statements will be deemed representations and not warranties. No sales representative or other person, except an authorized officer of MetLife, may make or change any contract or make any binding promises about any contract on behalf of MetLife. Any amendment, modification or waiver of any provision of this Contract will be in writing and may be made effective on behalf of MetLife only by an authorized officer of MetLife.

        It is intended that this Contract's provisions will be fairly construed and applied in accordance with its terms, and will not be strictly construed against either the Contractholder or MetLife.

6.3     Assignment or Alienation

        No amounts payable under this Contract may be assigned or encumbered and, to the extent permitted by law, no amount payable under this Contract will be subject to legal process or attachment for payment of any claim against any payee. This Contract may not be assigned to any person except the Plan sponsor or a trustee of the Plan; however, if the Plan is consolidated or merged with another plan or if the assets and liabilities of the Plan are transferred to another plan, this Contract may be assigned to the plan sponsor or trustee of such other plan.

Form G.2440K                                                               14

6.4     Liability for Payments

        MetLife has no obligation to inquire as to the authority of any payee to receive any payments made under this Contract or to inquire into or see to the payee's application of any amounts so paid.

6.5     Communications; Payments

        All communications between the Contractholder and MetLife provided for in this Contract will be in writing. For this purpose MetLife's address is its Home Office at One Madison Avenue, New York, New York 10010-3690. The Contractholder will state its address to MetLife. All payments to MetLife under this Contract are payable at its Home Office. Any communication or payment may be made for the Contractholder by a party or parties the Contractholder names to act on its behalf.

        MetLife will report to the Contractholder the amount in the Plan Reserve Account. Such reports will be made monthly.

6.6     Information to be Furnished

        The Contractholder will furnish all information and documents that MetLife may reasonably require to determine its rights and duties under this Contract and to otherwise administer this Contract in accordance with its terms.

6.7     Termination of Contract

        This Contract will cease upon MetLife's and the Contractholder's fulfillment of all their duties and obligations hereunder.

Form G.2440K                                                               15

Section 7. Stipulated Payments

        The Stipulated Payment for an annuity is the amount from the appropriate schedule below for each $1 of monthly annuity payment, plus $300 and plus any applicable tax.

        (A) LIFE ANNUITY -- Payable on the first day of each month from the date of purchase to the first day of the month in which the annuitant dies.

        Annuitant's                     Amount per $1 Monthly
         Exact Age                         Annuity Payment
        -----------                     ---------------------
             55                                 $212.44
             60                                  188.22
             65                                  162.33

                                                             Edition B
                                                             (Unisex)

        (B) JOINT AND SURVIVOR ANNUITY -- Payable on the first day of each month from the date of purchase to the first day of the month in which the second of the annuitants dies.

        Annuitants' Exact Ages
        -------------------------
        Primary         Survivor        Amount per $1 Monthly
        Annuitant       Annuitant          Annuity Payment
        ---------       ---------       ---------------------
            55              60                  $239.73
            60              65                   216.25
            65              65                   201.68

                                                             Edition B
                                                             (Unisex)

        On request MetLife will furnish values for ages and forms of annuity not shown. Also, if at the time an annuity is bought MetLife makes it available on more favorable values under contracts in the class to which this Contract belongs, then such more favorable values will be applicable.

Form G.2440K                                                               16

                                    [LOGO]
                     METROPOLITAN LIFE INSURANCE COMPANY
               A Mutual Company Incorporated in New York State
               One Madison Avenue New York, New York 10010-3690


Group Annuity Contract No. 13380 issued to


            Trustees of Allen-Bradley Employee Savings Plan Trust


is hereby endorsed as follows effective November 18, 1992:


        Notwithstanding any provision of the Contract to the contrary, MetLife will make no adjustment in an annuity on account of a misstatement of sex.


This endorsement is attached to and made part of the Contract.


Metropolitan Life Insurance Company

/s/ NICHOLAS D. LATRENTA                        /s/ T. A. BURGER
                                                -------------------------------
Nicholas D. Latrenta                            Registrar
Vice President and Secretary
                                                March 25, 1993
                                                -------------------------------
                                                Date

                                                New York, N.Y.
                                                -------------------------------
                                                City and State

Form G.7812-28